WaveRider Communications Inc.                                       NEWS RELEASE
(OTC BB: WAVC)                                     All values expressed in $U.S.


                     WaveRider announces Q1 revenue of $2.3M

 -- Following 45 per cent annual revenue growth, company experiences delays in distributor sales and seasonal slowdown in key account sales in North America --



TORONTO, April 6, 2004 - WaveRider Communications Inc. (OTC BB: WAVC), a leading global provider of fixed wireless Internet access products, today announced it expects to report revenues of approximately (U.S.)$2,300,000 for its first fiscal quarter, ended March 31, 2004, compared to first quarter FY2003 revenues of $3,178,000.

"WaveRider has consistently generated positive annual revenue growth through our customer-focused sales approach, successful product development initiatives, and increasing presence in the broadband wireless market," said Bruce Sinclair, Chief Executive Officer, WaveRider Communications Inc. "Despite our disappointment in our first quarter revenue, we have maintained strong profit margins and continue to expand our customer base. We are confident that we will return to a pattern of increased quarterly sales in Q2."

"During 2003 WaveRider implemented a distributor and large account program in North America that resulted in new customers and 45 per cent revenue growth," added Sinclair. "However, our current dependence on a single product line designed primarily for one market, although it is industry leading, made us vulnerable to seasonal and individual buying fluctuations beyond our control this past quarter. We are still confident that we will reach cash flow positive operations by the end of 2004."

"WaveRider's market and product expansion strategy are critical steps towards insuring that WaveRider is well positioned to participate in the broadband wireless market growth that is forecasted for 2005 through 2007," added Sinclair. "We intend to continue to support our existing customers with the industry's best products and service and to help them expand their networks, while working to secure new customers both in North America and internationally."

WaveRider will host its Q1 2004 conference call on Thursday, April 29, 2004 at 4:30 p.m. (EDT). Details to be announced.


About WaveRider Communications Inc.

WaveRider Communications Inc. (www.waverider.com) is a leading global provider of fixed wireless Internet access products. WaveRider's Last Mile Solution(R) product family includes its non-line-of-sight 900 MHz wireless system that connects businesses and residential subscribers to the Internet. WaveRider's NCL Series provides high-speed wireless connections between single or multiple computer networks using the 2.4 GHz band and 900 MHz bands. WaveRider is traded on the OTC Bulletin Board, under the symbol WAVC.

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Except for the historical statements made herein, this release contains forward-looking statements that involve risks and uncertainties including the risks associated with the effect of changing economic conditions, trends in the development of the Internet as a commercial medium, market acceptance risks, realizing expected revenue, technological development risks, and seasonality. Risk factors also include the company's ability to secure additional financing; the company's ability to commercialize its products; the company's ability to compete successfully in the future against existing or new competitors; the company's ability to protect its intellectual property and the assurance that the rights granted under patents or copyrights that may be issued will provide sufficient protection to its intellectual property rights; the company's success in enhancing existing products and developing new products to keep up with the technological advances in the data communications industry; the continued availability of the license-exempt spectrum which is based on regulation by U.S. and foreign governments; the company's ability to avoid significant product liability exposure; the company's dependence on a limited number of third party manufacturers; the company's ability to execute its business plan and generate an overall profit and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-KSB as amended. Due to these factors, actual results could differ materially from those expressed in forward looking statements by the company.

WaveRider Corporate Communications:                WaveRider Investor Relations
416-502-2978                                       416-502-3265
canderson@waverider.com                            investors@waverider.com